Exhibit 8.3

New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

May 4, 2015

Re:	Affimed N.V. Common Shares Offering

Affimed N.V. Technologiepark Im Neuenheimer Feld 582 69120 Heidelberg Germany

Dear Ladies and Gentlemen:

We are acting as United States counsel to Affimed N.V., a corporation organized under the laws of the Netherlands (the “Company”), in connection with the Company’s Registration Statement on Form F-1 filed with the United States Securities and Exchange Commission (the “Registration Statement”). We have examined such matters of fact and law as we have deemed necessary or advisable for the purpose of this opinion.

We hereby confirm our opinion set forth under the caption “Taxation – U.S. Federal Income Tax Considerations” in the Registration Statement.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States.

We hereby consent to the use of our name under the caption “Taxation” in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion.

In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

Davis Polk & Wardwell LLP